HAINES & LEA, LLP
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SAN FRANCISCO, CALIFORNIA  94104
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Exhibit 5 to Form S-8 - Opinion & Consent of Haines & Lea


OUR FILE NO.:  82040



Exhibit 5.1
August 29, 2005


The Board of Directors
Northern Empire Bancshares
801 Fourth Street
Santa Rosa, California 95404

Re:  Northern Empire Bancshares
     401(k) Profit Sharing Plan
     S-8 Registration Statement

Gentlemen:

We have acted as counsel for Northern Empire Bancshares, a California corporation ("Company"), in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, relating to the registration of up to 100,000 shares of the Company's common stock, no par value, in connection with the Northern Empire Bancshares' 401(k) Profit Sharing Plan.

We have examined all instruments, documents and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the shares registered pursuant to the Registration Statement on Form S-8 have been duly authorized and are duly and validly issued, fully paid and nonassessble.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or related documents, nor is it to be filed with or furnished to any government agency or other person, without the prior written consent of this firm.



We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


Very truly yours,

HAINES & LEA, LLP

/s/ Jane Richardson
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